 CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 20th day of May, 2013, by and between Xumanii Inc. a company duly incorporated in Nevada, USA with its address at PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104 Cayman Islands (the “Company” or “Xumanii”) and Ms. Roe Williams residing at 1711 N Sayre Ave, Chicago IL 60707 (“Consultant”) (together the “Parties”).

WHEREAS, the Parties desire to set forth the terms and conditions under which the Consultant shall provide corporate consulting services to negotiate live broadcast agreements with Corporate Clients, Sponsors, Advertisers, Artists, Management, Record Labels, Festivals and other entities within the Entertainment Industry, on behalf of the Company.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, and other valid consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

Term of Agreement

The agreement shall remain in effect from the date hereof through the expiration of a period of 2 years from the date hereof (“the Term”), and thereafter may be renewed upon the mutual consent of the Parties.  This agreement is also valid for the world.

Termination of Agreement

Either the Company or the Consultant may terminate this Agreement with a 30-day written notice to the other party after the initial 90-day period from the date of this Agreement or at the end of every fiscal quarter whichever comes sooner. In the event of termination of said Agreement, the Consultant shall be entitled to keep any and all fees, Company stock or other compensation it received from the Company under the Agreement prior to the Date of Termination.

Nature of Services to be rendered

During the Term and any renewal thereof, the Consultant shall; provide the Company with corporate consulting service(s) on a best efforts basis in connection with negotiating live broadcast agreements or other endorsements within the Entertainment industry and use its best efforts to introduce the Company to various Corporate Clients, Sponsors, Advertisers, Artists, Managers, Companies and Event producers to secure live broadcast agreements with them. It is acknowledged and agreed by the Company that the Consultant carries no professional licenses, and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker-dealer within the meaning of applicable state and federal laws.

  Disclosure of Information

The Consultant agrees as follows:

The Consultant shall NOT disclose to any third party any material non-public information of data received from the Company without the consent and approval of the Company other than: (i) to its agents or representatives that have a need to know in connection with the services hereunder; (ii) as may be required by applicable law; and (iii) such information that becomes publicly known through no action of the Consultant.

Compensation

The following represents the compensation to be received by the Consultant in connection with rendering the Services hereunder during the term of this Agreement:

The Consultant shall receive a sum of Five Thousands US dollars (US$ 5,000.00) per month until the Consultant brings the Company One Hundred Thousand US dollars (US$ 100,000.00) NET in sponsorship and/or advertisement revenues. After which, the Consultant will receive a sum of Ten Thousands US dollars (US$ 10,000.00) per month for the remaining months of this Agreement. NET revenues are defined as Gross Revenues minus the Consultant commission as described bellow.

The Consultant shall also receive Seven Hundred and Fifty Thousand (750,000) Class B Preferred Stock. The shares will be issued in the following manner: 281,252 shares upon signing and 117,187 on each subsequent 6 month period until all 750,000 shares have been issued.

The Consultant shall also be entitled to receive an additional “Performance Bonus” of Seven Hundred and Fifty Thousand (750,000) Class B Preferred Stock based on performance. The Performance Bonus is defined as One Hundred Thousand (100,000) Class B Preferred Stock for each Five Hundred Thousand US dollars (US$ 500,000.00) NET the Consultant brings the Company in sponsorship and/or advertisement revenues until all 750,000 shares have been issued. The Performance Bonus shares will be issued (if applicable) every 6 months at the same time as the shares in the paragraph above. NET revenues are defined as Gross Revenues minus the Consultant commission as described bellow.  The Performance Bonus shall be paid on a prorated based. (Example: If the consultant only secures US$ 250,000 in the first 6 months, the Consultant will receive 50,000 Class B shares of the Performance Bonus)

The Consultant shall also receive (7.5%) of all gross sponsorship and/or advertisement revenues the Consultant directly brings in the Company for the first two million US dollars (US 2,000,000.00). The Consultant shall receive (10%) of all gross sponsorship and/or advertisement revenues the Consultant directly brings in the Company over two million US dollars (US 2,000,000.00).

The Consultant shall also be reimbursed actual reasonable travel and other out of pocket expenses which will be billed in arrears and are due payable within (15) days of the Company’s receipt of the subject invoices and detailed expense report. All such expenses must be pre-approved by the Company.

  Reporting to the Board of Directors

The Consultant agrees as follows:

The Consultant shall report to the board of directors on a weekly basis and provide to the board of directors a written progress report as to meetings, signings or endorsements with prospective live broad cast events, performance artists, management companies, marketing companies, within the Entertainment industry.

Representations and Warranties of the Consultant.

In order to induce the Company to enter into said Agreement, the Consultant hereby makes the following unconditional representation and warranties:

In connection with its execution of and performance under this Agreement, the Consultant has not taken and will not take any action that will cause it to become required to make any filings with or to register in any capacity with the Securities and Exchange (the “SEC”), the Financial Industry Regulatory Authority. (“FINRA”) formerly known as the National Association of Securities Dealers, Inc. (the “NASD”), the securities commissioner or department of state, or any other regulatory or governmental body or agency.

The Consultant is not subject to any sanction or restriction imposed by the SEC, FINRA, any state securities commission or department, or any other regulatory or government body or agency that would prohibit, limit or curtail the Consultant execution of said Agreement or the performances of its obligation hereunder.

The Consultant is NOT permitted to provide any consulting services or take a part time or full time position to any corporation or entity in a business competing directly or indirectly with the Company.

Non-Circumvention, Non-Disclosure and Confidentiality

This Agreement is a perpetuating guarantee for five (5) years from the date of execution and is to be applied to any and all transactions present and future, of the introducing party, including subsequent follow-up, repeat, extended, renegotiated, and new transactions regardless of the success of the project.

Because of this Agreement, the Parties involved in this transaction may learn from one another, or from principals, the names and telephone numbers of investors, borrowers, lenders, agents, brokers, banks, lending corporations, individuals and/or trusts, or buyers and sellers hereinafter called contacts. The Parties with this acknowledge, accept and agree that the identities of the contacts will be recognized by the other Party as exclusive and valuable contacts of the introducing Party and will remain so for a period of Five (5) years.

The Parties agree to keep confidential the names of any contacts introduced or revealed to the other party, and that their firm, company, associates, corporations, joint ventures, partnerships, divisions, subsidiaries, employees, agents, heirs, assigns, designees, or consultants will not contact, deal with, negotiate or participate in any transactions with any of the contacts without first entering a written agreement with the Party who provided such contact unless that Party gives prior written permission. Such confidentiality will include any names, addresses, telephone, telex, facsimile numbers, and/or other pertinent information disclosed or revealed to either Party.

The Parties agree not to disclose, reveal or make use of any information during discussion or observation regarding methods, concepts, ideas, product/services, or proposed new products or services, nor to do business with any of the revealed contacts without the written consent of the introducing party or parties.

The Parties agree that due to the many variables surrounding each Business Financial Transaction that will occur because of this agreement, the commission to be paid and/or the fee structure between the Parties can vary. A separate fee/commission agreement will outline compensation for each Business/Financial Transaction. The fee or commission agreement must be drafted and acknowledged by signature before all Business/Financial Transactions.

In case of circumvention, the Parties agree and guarantee that they will pay a legal monetary penalty that is equal to the commission or fee the circumvented Party should have realized in such transactions, by the person(s) engaged on the circumvention for each occurrence. If either party commences legal proceedings to interpret or enforce the terms of this Agreement, the prevailing Party will be entitled to recover court costs and reasonable attorney fees.

Upon execution of this Agreement by signature below, the Parties agree that any individual, firm company, associates, corporations, joint ventures, partnerships, divisions, subsidiaries, employees, agents, heirs, assigns, designees or consultants of which the signee is an agent, officer, heir, successor, assign or designee is bound by the terms of this Agreement.

Duties of the Company

The Company shall supply the Consultant, on a regular and timely basis, with all approved data and information regarding its management, its products, and its operation. Company shall be responsible for advising the Consultant of any facts which would affect the accuracy of any prior data and information previously supplied to the Consultant so that the Consultant may take corrective action.

Indemnification of the Consultant by the Company

The Company shall indemnify and hold harmless The Consultant and its principals from and against any and all liabilities and damages in connection with the Company’s ownership and operation.

Indemnification of the Company by the Consultant

The Consultant shall indemnify and hold harmless the Company and its principals from and against any and all liabilities and damages arising out of any intentional breach of its representations and warranties or agreements made hereunder or from any breach of contract with the Company’s Clients brought in by the Consultant.

Arbitration

Any controversy, dispute or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration. Arbitration proceedings shall be conducted in accordance with the rules then prevailing of the American Arbitration Association or any successor. The award of the Arbitration shall be binding on the Parties. Judgment may be entered upon an arbitration award or in a court of competent jurisdiction and confirmed by such court. Venue for arbitration proceedings shall be within the state of Nevada. The costs of arbitration, reasonable attorney’s fees of the Parties, together with all other expenses, shall be paid as provided in the Arbitration award.

Attorney Fees

In the event a legal action or arbitration is commenced by a Party to the Agreement alleging a default of the terms or conditions of the Agreement, and judgment is held in favor of the non-moving party (respondent/defendant), the non-moving party shall be entitled to recover all costs incurred as a result of defending such action including reasonable attorney fees, expenses and court costs through trial, appeal and to final disposition.

Entire Understanding/Incorporation of other Documents

This Agreement requires the entire understanding of the parties with regard to the subject matter hereof; superseding any and all prior agreements or understandings, whether oral or written, and no further or additional agreements, promises, representations or covenants may be inferred or constructed to exist between Parties.

No Amendment Except in Writing

Neither the Agreement nor any of its provisions may be altered or amended except in a dated writing signed by both parties.

Waiver of Breach

No waiver of any breach of any provision hereof shall be deemed to constitute a continuing waiver or a waiver of any other portion of the Agreement.

Independent Contractor

The Consultant agrees to perform its consulting duties hereto as an independent contractor. Nothing contained herein shall be considered to as creating an employer-employee relationship between the parties to this Agreement.

Governing Law

The Agreement and its provisions shall be constructed in accordance with, pursuant to and governed by the State of Nevada.

Miscellaneous

Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the parties hereto at their addresses first above written. Either party may change his or its address for the purpose of this paragraph by written notice similarly given.

Entire Agreement

This Agreement represents the entire agreement between the Parties in relation to its subject matter; it supersedes and voids all prior agreements between such Parties relating to such subject matter.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one (1) instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

SIGNED, SEALED AND DELIVERED

By,

/s/ Alexandre Frigon

__________________________________

Alexandre Frigon, President & CEO,

Authorized Signatory for Xumanii Inc.

/s/ Roe Williams

__________________________________

Roe Williams, The Consultant